Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS
SECOND QUARTER 2011 RESULTS:

•	Second quarter net income, excluding acquisition-related expenses, was $7.9 million, or $0.20 per diluted share (non-GAAP), in line with revised expectations

•	Second quarter net income, including $0.3 million at pre-tax expenses related to the acquisition of CRTS, Inc., was $7.6 million, or $0.19 per diluted share

•
Consolidated contract backlog at June 30, 2011 was $410.1 million, representing a 4.4 percent and 0.3 percent increase from March 31, 2011 and December 31, 2010, respectively. Our Energy and Mining and North American Sewer Rehabilitation contract backlog increased 13.9 percent and 12.0 percent from March 31, 2011, respectively

•	Full-year range of earnings expectation confirmed at $1.30 to $1.40 per diluted share, excluding impacts from acquisitions and acquisition-related expenses

St. Louis, MO – July 28, 2011 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported second quarter net income, excluding acquisition-related expenses, of $7.9 million ($0.20 per diluted share) (non-GAAP), representing a 50.1 percent decrease from the second quarter of 2010, when income from continuing operations was $15.8 million ($0.40 per diluted share).  Inclusive of approximately $0.3 million in pre-tax acquisition-related expenses, net income for the second quarter of 2011 was $7.6 million, or $0.19 per diluted share.  For the first six months of 2011, net income, exclusive of acquisition-related expenses, was $10.9 million (non-GAAP), or $0.27 per diluted share, compared to $24.2 million, or $0.62 per diluted share, in the first six months of 2010.  Inclusive of the acquisition related expenses, net income for the first six months of 2011 was $10.6 million, or $0.27 per diluted share.

Joe Burgess, President and Chief Executive Officer, commented, “Our results in the second quarter were within our revised expectations, and we are now focused on delivering much stronger results moving forward.  We believe we are in a position to achieve our previously stated full year earnings guidance of $1.30 to $1.40 per diluted share, as a result of a number of important factors. Firstly, the challenges in our North American Sewer Rehabilitation business have been communicated over the first half of this year.  We have been focusing on a number of key business initiatives aimed at addressing these challenges and significantly improving our day-to-day execution in this business, including project estimating and bidding, crew management, and project management focus in the context of what we believe will continue to be very challenging market conditions.  In addition, contract backlog rebounded nicely during the quarter, and our bid table continues to be fairly robust in the near-term, meaning revenues and productivity should improve significantly in the second half.  We also expect growth in our European and Asian sewer rehabilitation businesses, with significant project opportunities in Australia, Malaysia and India.  Secondly, we have continued momentum in our Energy and Mining business with growth in backlog at Corrpro and United Pipeline Systems.  The market continues to be extremely robust across our Energy and Mining platform, and we are anticipating large project activity in the coming months, particularly in the Middle East and the Gulf of Mexico.  Finally, we have taken some important strategic steps forward with the recent acquisition of CRTS, and the recently announced acquisitions of Hockway and Fyfe, which should be completed in the third quarter.  These acquisitions position us well in more diversified and growing end markets with significantly higher margins.”

“Our growth strategy has been centered around our longstanding goal to position the Company to deliver consistent premium returns and profitability.   We have been diversifying our business into more dynamic and growing global end markets, broadening our product and service offering, and lessening our dependence on municipal contracting.  Our recently announced acquisitions are a large part of this strategy, as we are increasing our exposure to specialized proprietary technologies aimed at the robust energy, mining and broader infrastructure services markets.  These acquisitions, coupled with our existing portfolio of products and services, accelerate our ability to improve profitability and our financial returns.”

“While our second quarter and first half performance in Energy and Mining was weaker than the same periods in 2010, resulting primarily from temporary softness in our Bayou business, I believe that we are poised for significant growth and improved operating margins in the second half and even more in 2012.  Our backlog grew by almost 14 percent from the first quarter of 2011, but this is only part of the story, as we have line of sight on significant projects in the Middle East for both UPS and Corrpro in the near-term.  Our visibility on projects that could start in 2012 in the Gulf of Mexico continues to improve as well.  We also signed the $48 million CRTS project in Saudi Arabia in early July, and will begin preparation and fabrication work for this project later this year.  We also recently announced joint ventures with Wasco Energy in the United States and Asia-Pacific, and with STARC in the Middle East, which will further bolster our growth prospects.”

“Our North American Sewer Rehabilitation operation suffered a significant setback in the first half of 2011 as a result of challenging market conditions, severe weather and performance issues.  As we have discussed before, we have experienced significant bidding and project release delays coupled with a continued trend of more smaller diameter and smaller sized projects, all of which have negatively impacted our margins.  In the last few months, we have made a number of organizational changes to respond to these issues, and will get this business unit on track to perform at the level we expect.  We will be leaner and more disciplined in our estimating, bidding, project management and crew deployment.  We expect the second half bid table to be fairly robust, despite the challenges of the competitive marketplace and fiscal constraints on municipal customers.  I am confident that we are taking the steps necessary to position this business to achieve the profit and return levels that we have been driving toward in the last few years.”

“Our European Sewer Rehabilitation business continued to make progress as well.  For the second quarter, operating income improved nearly 40 percent from the prior year, primarily as a result of top-line growth in the Netherlands and third-party tube sales throughout Europe.  We are making solid progress in Europe, despite continued market headwinds in the United Kingdom and France.  We are seeing slight improvements in these markets and fairly robust growth in other parts of Europe.  Our effort to penetrate the third-party product sales market in Europe is also making strides, and we expect to begin manufacturing glass CIPP liner at our U.K. manufacturing facility in the third quarter.”
“Our Asia Pacific Sewer Rehabilitation results were lower than our expectation in the second quarter as a result of continued project delays in the Indian market.  We also continued to experience delays on the final stages of older projects in Delhi.  On a positive note, we have been notified we are the low bidder on recent project bids in Delhi valued at approximately $18 million, and we expect that these projects will be awarded in the third quarter and we will begin work in the fourth quarter.  We also have significant tenders coming to bid in Malaysia during the third quarter.  Our Australian business continues to expand and we anticipate strong results from this business in the second half of the year.”

“Our Water Rehabilitation business continued to lag behind our expectations this quarter as a result of slower than expected bidding activity and poor project performance.  This market continues to be very challenging with municipal fiscal constraints.  We continue to experience product capability limitations, as well.  We are conducting a strategic review to determine the sustainability of this business as a standalone service offering and to determine whether it would be better positioned as an integrated product offering within our sewer rehabilitation business. We expect to conclude this review shortly.”

“It is an exciting time at Insituform, as the business is poised for significant profitable growth.    Our North American Sewer Rehabilitation business is getting back on its feet, we are seeing growth in Europe and Asia, and our Energy and Mining business is positioned well for growth in a very robust global energy market.  We further believe that our acquisitions of CRTS, Hockway and Fyfe will enable the Company to rapidly progress towards our profit and return goals.”

Energy and Mining Segment

			Increase (Decrease)
	2011	2010	$	%
Three Months Ended June 30,
Revenues	$100,400	$96,734	$3,666	3.8%
Gross profit	24,823	27,752	(2,929)	(10.6)
Gross margin	24.7%	28.7%	n/a	(4.0)
Operating expenses	17,510	16,396	1,114	7.0
Acquisition-related expenses	326	-	326	n/m
Operating income	6,987	11,356	(4,369)	(38.5)
Operating margin	7.0%	11.7%	n/a	(4.7)

Six Months Ended June 30,
Revenues	$195,857	$174,089	$21,768	12.5%
Gross profit	47,914	48,862	(948)	(1.9)
Gross margin	24.5%	28.1%	n/a	(3.6)
Operating expenses	34,211	31,777	2,434	7.7
Acquisition-related expenses	326	-	326	n/m
Operating income	13,377	17,085	(3,708)	(21.7)
Operating margin	6.8%	9.8%	n/a	(3.0)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Backlog (in millions)	$168.1	$147.6	$146.1	$161.1

In the second quarter of 2011, our Energy and Mining segment operating income decreased by $4.4 million, or 38.5 percent, compared to the second quarter of 2010. The decrease was primarily due to a temporary lull in large diameter pipe coating projects at Bayou.  Gross profit for the second quarter 2011 at Bayou was down approximately $3.6 million from the second quarter 2010.  This decrease was partially offset by continued improvements in our industrial linings and cathodic protection businesses. Our gross profit margin decreased to 24.7 percent compared to 28.7 percent in the prior year quarter primarily as a result of changes in the geographic mix of our industrial linings business, which performed more work in South America, where margins are historically lower than other regions due to a larger percentage of non-lining work on projects, and the decrease in volume in our coating operations. The increase in operating expenses for the second quarter of 2011 was due to additional resources to support the expansion of this business, most notably our Middle East expansion efforts. We expect improving global markets will lead to growth within existing geographies as well as new geographies, specifically Asia and the Middle East as evidenced by the recently announced acquisitions within our corrosion engineering and pipe coating businesses, which expand our presence in the Middle East and other key markets.

Contract backlog in our Energy and Mining segment at June 30, 2011 increased $20.5 million, or 13.9 percent, compared to March 31, 2011 and increased $ 7.0 million, or 4.4 percent, compared to June 30, 2010. The increase over the prior year quarter was primarily driven by our industrial linings business, which has experienced strong growth in our South American and Canadian markets, and the inclusion of our newly acquired CRTS business, which added $6.8 million in backlog, partially offset by lower backlog in our pipe coating operation. Since December 31, 2010, all of our businesses have increased backlog levels. We continue to believe that continued strong energy demand and new spending in the sector will result in significant opportunities for our Energy and Mining operation for the foreseeable future.

North American Sewer Rehabilitation Segment

			Increase (Decrease)
	2011	2010	$	%
Three Months Ended June 30,
Revenues	$87,430	$99,590	$(12,160)	(12.2)%
Gross profit	13,650	23,180	(9,530)	(41.1)
Gross margin	15.6%	23.3%	n/a	(7.7)
Operating expenses	13,023	13,333	(310)	(2.3)
Operating income	627	9,847	(9,220)	(93.6)
Operating margin	0.1%	9.9%	n/a	(9.8)

Six Months Ended June 30,
Revenues	$167,235	$188,704	$(21,469)	(11.4)%
Gross profit	24,948	44,258	(19,310)	(43.6)
Gross margin	14.9%	23.5%	n/a	(8.6)
Operating expenses	25,560	26,904	(1,344)	(5.0)
Operating income (loss)	(612)	17,354	(17,966)	(103.5)
Operating margin	(0.4)	9.2%	n/a	(9.6)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Backlog (in millions)	$167.5	$149.5	$155.7	$206.6

In the second quarter of 2011, our North American Sewer Rehabilitation segment operating income decreased by $9.2 million, or 93.6 percent, compared to the second quarter of 2010. The principal contributors to the 2011 second quarter results were the 12.2 percent decline in revenues due to lower workable backlog as result of project release delays, along with compressed gross margins resulting from poor project performance magnified by a significant shift to small diameter sizes pressuring project management and crew operations.  Operating expenses in this segment decreased primarily due to a continued focus on operational efficiencies and resource management.  For the first six months of 2011, the results were further impacted by extreme weather conditions during the first quarter.

Contract backlog in our North American Sewer Rehabilitation segment at June 30, 2011 increased $18.0 million, or 12.0 percent, compared to March 31, 2011 and decreased $39.1 million, or 18.9 percent, compared to June 30, 2010. The increase from March 31, 2011 was due to growth of our domestic operations, specifically within the central region of the United States. The decrease from June 30, 2010 was due to weaker market conditions in the eastern and western regions of the United States.

European Sewer Rehabilitation Segment

			Increase (Decrease)
	2011	2010	$	%
Three Months Ended June 30,
Revenues	$23,609	$18,003	$5,606	31.1%
Gross profit	6,107	4,972	1,135	22.8
Gross margin	25.9%	27.6%	n/a	(1.7)
Operating expenses	4,335	3,704	631	17.0
Operating income	1,772	1,268	504	39.7
Operating margin	7.5%	7.0%	n/a	0.5

Six Months Ended June 30,
Revenues	$44,306	$35,633	$8,673	24.3%
Gross profit	10,624	9,250	1,374	14.9
Gross margin	24.0%	26.0%	n/a	(2.0)
Operating expenses	8,215	8,018	197	2.5
Operating income	2,409	1,232	1,177	95.5
Operating margin	5.4%	3.5%	n/a	1.9

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Backlog (in millions)	$22.2	$24.0	$23.3	$22.7

In the second quarter of 2011, our European Sewer Rehabilitation segment operating income increased by $0.5 million compared to the second quarter of 2010. The increase was primarily due to improved results in our contracting operations in the Netherlands and growth in third-party tube sales. Partially offsetting the 31.1 percent revenue increase were continued challenges in France and the United Kingdom due to continued weaker, although improving, market conditions and delays in customer spending.

Contract backlog in our European Sewer Rehabilitation segment at June 30, 2011 decreased $1.8 million, or 7.5 percent, compared to March 31, 2011 and decreased $0.5 million, or 2.2 percent, compared to June 30, 2010. Backlog remains strong in the Netherlands and most parts of Europe, while the United Kingdom remains weak due to market conditions.

Asia-Pacific Sewer Rehabilitation Segment

			Increase (Decrease)
	2011	2010	$	%
Three Months Ended June 30,
Revenues	$10,735	$13,750	$(3,015)	(21.9)%
Gross profit	1,536	3,137	(1,601)	(51.0)
Gross margin	14.3%	22.8%	n/a	(8.5)
Operating expenses	2,185	2,543	(358)	(14.1)
Operating income	(649)	594	(1,243)	(209.3)
Operating margin	(6.0)%	4.3%	n/a	(10.3)

Six Months Ended June 30,
Revenues	$22,946	$23,623	$(677)	(2.9)%
Gross profit	3,889	4,692	(803)	(17.1)
Gross margin	16.9%	19.9%	n/a	(3.0)
Operating expenses	4,369	4,922	(553)	(11.2)
Operating loss	(480)	(230)	(250)	(108.7)
Operating margin	(2.1)%	(1.0)%	n/a	(1.1)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Backlog (in millions)	$50.3	$68.7	$79.8	$76.0

In the second quarter of 2011, our Asia-Pacific Sewer Rehabilitation segment operating income decreased by $1.2 million, compared to the second quarter of 2010. The decrease was primarily due to lower revenue in India resulting from continued delays in the completion of older projects which are carrying low gross margins.  We also experienced delays in the start of new projects which will carry significantly improved margins.  However, we have experienced growth in our Australian and Singaporean operations, partially offsetting the decrease in India.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment at June 30, 2011 decreased $18.4 million, or 26.8 percent, compared to March 31, 2011 and decreased $25.7 million, or 33.8 percent, compared to June 30, 2010. The decrease was primarily due to a Singapore project that was adjusted downward due to project revisions. Prospects continue to be strong throughout Asia-Pacific, particularly in Australia, Singapore and Malaysia.  There are also continued opportunities to grow our third party tube sales throughout Asia.

Water Rehabilitation Segment

			Increase (Decrease)
	2011	2010	$	%
Three Months Ended June 30,
Revenues	$2,811	$2,115	$696	32.9%
Gross profit (loss)	(276)	158	(434)	(274.7)
Gross margin	(9.8)%	7.5%	n/a	(17.3)
Operating expenses	621	476	145	30.5
Operating loss	(897)	(318)	(579)	(182.1)
Operating margin	(32.0)%	(15.0)%	n/a	(17.0)

Six Months Ended June 30,
Revenues	$5,228	$7,325	$(2,097)	(28.6)%
Gross profit (loss)	(361)	818	(1,179)	(144.1)
Gross margin	(6.9)%	11.2%	n/a	(18.1)
Operating expenses	1,004	1,005	(1)	(0.1)
Operating loss	(1,365)	(187)	(1,178)	(630.0)
Operating margin	(26.1)%	(2.5)%	n/a	(23.6)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Backlog (in millions)	$2.0	$3.1	$3.8	$8.8

In the second quarter of 2011, our Water Rehabilitation segment operating income decreased by $0.6 million compared to the second quarter of 2010. The decrease was primarily due to challenging project conditions and delays. The 32.9 percent increase in revenue was due primarily to record revenue levels from our water operations in Asia. Additionally, our Water Rehabilitation segment was negatively impacted by severe weather in the United States in the first quarter of 2011.

Our Water Rehabilitation segment contract backlog decreased $1.1 million, or 35.5 percent, to $2.0 million at June 30, 2011 compared to March 31, 2011.

As stated earlier, performance in this segment has lagged behind our expectations, and we continue to have market and product challenges.  As a result of these challenges, we have been conducting a strategic review to determine the ongoing sustainability of this business as a standalone service offering and whether it is better positioned as an integrated product offering within our sewer rehabilitation business.  We anticipate that we will conclude this review shortly.

Cash Flow

Unrestricted cash was slightly higher at June 30, 2011 at $108.0 million compared to the $107.3 million at March 31, 2011 and decreased from $114.8 million at December 31, 2010. We expect to see increased cash flow in the second half of 2011 as earnings grow and we are able to optimize our cash management practices.

Insituform Technologies, Inc. is a worldwide leader in global pipeline protection.  Insituform provides proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain items that impacted income and diluted earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses. Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows the Company to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain®, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$224,985	$230,192	$435,572	$429,374
Cost of revenues	179,145	170,993	348,558	321,494
Gross profit	45,840	59,199	87,014	107,880
Acquisition-related expenses	326	–	326	–
Operating expenses	37,684	36,452	73,359	72,626
Operating income	7,840	22,747	13,329	35,254
Other income (expense):
Interest income	51	63	136	166
Interest expense	(1,666)	(1,886)	(3,659)	(4,263)
Other	2,247	131	1,781	(28)
Total other income (expense)	632	(1,692)	(1,742)	(4,125)
Income before taxes on income	8,472	21,055	11,587	31,129
Taxes on income	1,961	6,485	2,802	9,684
Income before equity in earnings of affiliated companies	6,511	14,570	8,785	21,445
Equity in earnings of affiliated companies, net of tax	762	1,526	1,615	2,677
Income before discontinued operations	7,273	16,096	10,400	24,122
Loss from discontinued operations, net of tax	–	(28)	–	(76)
Net income	7,273	16,068	10,400	24,046
Less: net income (loss) attributable to noncontrolling interests	356	(291)	235	192
Net income attributable to common stockholders	$7,629	$15,777	$10,635	$24,238

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.19	$0.40	$0.27	$0.62
Loss from discontinued operations	–	(0.00)	–	(0.00)
Net income	$0.19	$0.40	$0.27	$0.62
Diluted:
Income from continuing operations	$0.19	$0.40	$0.27	$0.62
Loss from discontinued operations	–	(0.00)	–	(0.00)
Net income	$0.19	$0.40	$0.27	$0.62

Basic	39,343,690	39,055,841	39,308,049	39,044,436
Diluted	39,732,077	39,414,003	39,717,919	39,397,342

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Three Months Ended June 30, 2011
	Consolidated Results	Acquisition - related expenses	Results Excluding Acquisition- related expenses

Revenues	$224,985	$–	$224,985
Cost of revenues	179,145	–	179,145
Gross profit	45,840	–	45,840
Operating expenses	38,000	(326)	37,674
Operating income	7,840	326	8,166
Other income (expense):
Interest income	51	–	51
Interest expense	(1,666)	–	(1,666)
Other	2,247	–	2,247
Total other income	632	–	632
Income before taxes on income	8,472	326	8,798
Taxes on income	1,961	75	2,036
Income before equity in earnings of affiliated companies	6,511	251	6,762
Equity in earnings of affiliated companies	762	–	762
Income from continuing operations	7,273	251	7,524
Loss from discontinued operations, net of tax	–	–	–
Net income	7,273	251	7,524
Less: net income attributable to noncontrolling interests	356	–	356
Net income attributable to common stockholders	$7,629	$251	$7,880

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.19		$0.20
Loss from discontinued operations	–		–
Net income	0.19		0.20
Diluted:
Income from continuing operations	$0.19		$0.20
Loss from discontinued operations	–		–
Net income	$0.19		$0.20

Weighted average number of shares:
Basic	39,343,690		39,343,690
Diluted	39,732,077		39,732,077

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Energy and Mining	$100,400	$96,734	$195,857	$174,089
North American Sewer Rehabilitation	87,430	99,590	167,235	188,704
European Sewer Rehabilitation	23,609	18,003	44,306	35,633
Asia-Pacific Sewer Rehabilitation	10,735	13,750	22,946	23,623
Water Rehabilitation	2,811	2,115	5,228	7,325
Total revenues	$224,985	$230,192	$435,572	$429,374

Gross profit (loss):
Energy and Mining	$24,823	$27,752	$47,914	$48,862
North American Sewer Rehabilitation	13,650	23,180	24,948	44,258
European Sewer Rehabilitation	6,107	4,972	10,624	9,250
Asia-Pacific Sewer Rehabilitation	1,536	3,137	3,889	4,692
Water Rehabilitation	(276)	158	(361)	818
Total gross profit	$45,840	$59,199	$87,014	$107,880

Operating income (loss):
Energy and Mining	$6,987	$11,356	$13,377	$17,085
North American Sewer Rehabilitation	627	9,847	(612)	17,354
European Sewer Rehabilitation	1,772	1,268	2,409	1,232
Asia-Pacific Sewer Rehabilitation	(649)	594	(480)	(230)
Water Rehabilitation	(897)	(318)	(1,365)	(187)
Total operating income	$7,840	$22,747	$13,329	$35,254

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)
	June 30, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$108,004	$114,829
Restricted cash	145	745
Receivables, net	183,354	178,994
Retainage	29,973	28,726
Costs and estimated earnings in excess of billings	74,645	69,544
Inventories	44,376	42,524
Prepaid expenses and other assets	32,378	30,031
Current assets of discontinued operations	–	1,193
Total current assets	472,875	466,586
Property, plant and equipment, less accumulated depreciation	169,985	164,486
Other assets
Goodwill	207,808	190,120
Identified intangible assets, less accumulated amortization	100,829	73,147
Investments in affiliated companies	25,757	27,989
Deferred income tax assets	4,394	4,115
Other assets	5,460	4,260
Total other assets	344,248	299,631
Non-current assets of discontinued operations	–	2,607

Total Assets	$987,108	$933,310

Liabilities and Equity
Current liabilities
Accounts payable	$69,570	$74,820
Other accrued expenses	69,795	73,035
Billings in excess of costs and estimated earnings	11,426	12,612
Current maturities of long-term debt, line of credit and notes payable	11,487	13,028
Total current liabilities	162,278	173,495
Long-term debt, less current maturities	111,865	91,715
Deferred income tax liabilities	40,793	32,330
Other non-current liabilities	22,875	9,063
Total liabilities	337,811	306,603

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,470,070 and 39,246,015, respectively	395	392
Additional paid-in capital	258,888	251,578
Retained earnings	357,884	347,249
Accumulated other comprehensive income	23,523	18,113
Total stockholders’ equity before noncontrolling interests	640,690	617,332
Noncontrolling interests	8,607	9,375
Total equity	649,297	626,707

Total Liabilities and Equity	$987,108	$933,310

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$10,400	$24,046
Loss from discontinued operations	–	76
Income from continuing operations	10,400	24,122
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	17,279	15,225
(Gain) loss on sale of fixed assets	(360)	154
Equity-based compensation expense	4,007	3,720
Deferred income taxes	(1,548)	(490)
Equity in earnings of affiliated companies	(1,615)	(2,677)
(Gain) loss on foreign currency	(2,010)	–
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	600	601
Return on equity method investments	4,722	3,046
Receivables net, retainage and costs and estimated earnings in excess of billings	(3,441)	(26,173)
Inventories	(999)	(6,846)
Prepaid expenses and other assets	(1,223)	(1,322)
Accounts payable and accrued expenses	(17,662)	3,574
Other	(2,678)	221
Net cash provided by operating activities of continuing operations	5,472	13,155
Net cash used in operating activities of discontinued operations	–	(699)
Net cash provided by operating activities	5,472	12,456

Cash flows from investing activities:
Capital expenditures	(11,004)	(19,821)
Proceeds from sale of fixed assets	599	301
Patent expenditures	(700)	(1,003)
Purchase of Singapore licensee	–	(1,257)
Purchase of CRTS, net of cash acquired	(23,639)	–
Net cash used in investing activities	(34,744)	(21,780)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax benefit of stock option exercises	3,303	1,996
Proceeds from notes payable	35	–
Principal payments on notes payable	(1,564)	(1,774)
Investments from noncontrolling interests	141	1,681
Distributions/dividends to noncontrolling interests	(1,729)	–
Proceeds from line of credit	25,000	–
Debt amendment costs	(173)	–
Principal payments on long-term debt	(5,000)	(5,000)
Net cash provided by (used in) financing activities	20,013	(3,097)
Effect of exchange rate changes on cash	2,434	(3,502)
Net decrease in cash and cash equivalents for the period	(6,825)	(15,923)
Cash and cash equivalents, beginning of period	114,829	106,064
Cash and cash equivalents, end of period	$108,004	$90,141